Exhibit 99.1

Iron Dome Acquisition I Corp. Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on July 6, 2026

New York, New York, July 02, 2026 (GLOBE NEWSWIRE) -- Iron Dome Acquisition I Corp. (the “Company”) today announced that, commencing on July 6, 2026, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and warrants (the “Warrants”) included in the Units.

The Ordinary Shares and Warrants received from the separated Units will trade on The Nasdaq Stock Market (“Nasdaq”) under the symbols “IDAC” and “IDACW”, respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “IDACU”. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Odyssey Transfer and Trust Company, LLC, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Warrants.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus its search on a target business in the cybersecurity, defense tech, AI and data infrastructure industries.

The Units were initially offered by the Company in an underwritten offering. Santander US Capital Markets, LLC acted as sole book-running manager of the offering. Copies of the prospectus relating to the offering may be obtained from Santander US Capital Markets LLC, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

The registration statement relating to the securities became effective on May 14, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Tom Y. Livne

Iron Dome Acquisition I Corp.

Phone: (410) 671-5481

Email: tom@irondome1.com